UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: March 4, 2009

Mexoro Minerals Ltd.
 (Exact name of registrant as specified in its charter)

Colorado	0-23561	84-1431797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

C. General Retana #706 Col. San Felipe Chihuahua, Chih, Mexico	C.P. 31203
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:  +52 (614) 426 5505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry Into a Material Definitive Agreement

On March 3, 2009, we entered into a Consulting Agreement (the “Agreement”) with Dusford Overseas Investments, Ltd., a British Virgin Islands company (“Dusford”).   One of our non-executive directors, Steven Sanders, is a principal of Dusford.  Under the Agreement, Dusford will provide us with a variety of services including financial public relations, strategic planning, acquisition consulting and assistance in securing equity or debt financing.  The Agreement has an initial term of 12 months beginning on the effective date of March 3, 2009, but we have the right to terminate the Agreement early with 30 days’ notice.

Under the terms of the Agreement, we will pay Dusford a signing fee of 200,000 restricted shares and a monthly fee of $10,000 (payable in shares or cash), and we will issue it a warrant which entitles Dusford to purchase one million shares of  our common stock at $0.40 per share for three years.  The warrant vests and becomes issuable at the close of any financings introduced by Dusford in increments of 100,000 shares for every $100,000 raised.

Under the Agreement, Dusford is also entitled to be reimbursed for out of pocket expenses and a Success Fee in the event it successfully assists us in consummating a financing or an acquisition.

ITEM 3.02  UNREGISTERED SALE OF EQUITY SECURITIES

As discussed above, on March 3, 2009, we issued 200,000 shares of our common stock and a warrant exercisable into up to 1,000,000 shares of our common stock to Dusford in exchange for Dusford’s consulting services.  The warrant vests in increments of 100,000 shares for every $100,000 Dusford helps raise and is exercisable for three years.  We issued the common stock and the warrant under an exemption provided by Section 4(2) of the Securities Act of 1933.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

MEXORO MINERALS LTD.
By: /S/ Barry Quiroz
Barry Quiroz, President and Director

March 4, 2009